Exhibit 10.2

Amendment to Amended and Restated Agreement
Relating to Retention and Noncompetition and Other Covenants

This Amendment to the Amended and Restated Agreement Relating to Retention and Noncompetition and Other Covenants (this “Amendment”) is made on May 25, 2023, by and between Lazard Ltd, a company incorporated under the laws of Bermuda (“Lazard”), Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), on its behalf and on behalf of its subsidiaries and affiliates (collectively with Lazard and Lazard Group, and its and their predecessors and successors, the “Firm”) on the one hand, and Peter R. Orszag (the “Executive”), on the other hand.

WHEREAS, the Executive previously entered into an Amended and Restated Agreement Relating to Retention and Noncompetition and Other Covenants with Lazard and Lazard Group, dated as of March 31, 2022 (the “Agreement”); and

WHEREAS, each of the parties hereto desires to amend the Agreement, effective as of the date hereof, in order to reflect the Executive’s transition into the role of Chief Executive Officer of Lazard and Lazard Group, as set forth herein.

NOW THEREFORE, in consideration of the premises contained herein and for other good and valuation consideration, the receipt and adequacy of which are hereby acknowledged, the Executive, Lazard, and Lazard Group hereby agree as follows:

1.	Term. The parties agree that the second sentence of Section 1 of the Agreement is hereby deleted and replaced with the following:

“Notwithstanding the foregoing, certain provisions of this Agreement will expire on March 31, 2028, subject to earlier termination in accordance with this Agreement (the date of termination of such terms, the “Specified Expiration Date”); provided that, upon a Change in Control (as defined in Lazard’s 2018 Incentive Compensation Plan, as it may be amended from time to time, or any successor plan thereto (the “Plan”)), the Specified Expiration Date shall automatically be extended so that it occurs not less than two years from the effective date of such Change in Control.”

2.	Duties and Responsibilities. The parties agree that the following new sentence shall be added after the first sentence of Section 3(b) of the Agreement:

“Notwithstanding the foregoing, effective as of October 1, 2023 (the “Transition Date”), the Executive shall cease to serve as the Chief Executive Officer of the Firm’s Financial Advisory business and shall instead (i) serve as the Chief Executive Officer of Lazard and Lazard Group, with such authority, duties, and responsibilities as are consistent with the authority, duties, and responsibilities of a chief executive officer of a public company, (ii) be appointed to serve as a member of the Board of Directors of Lazard, (iii) report directly to the Board of Directors of Lazard, and (iv) other than in respect of charitable, educational, and similar activities that do not materially affect the Executive’s duties to the Firm (or in respect of directorships, trusteeships, or similar posts, in each case, that are approved by the Board of Directors of Lazard), shall devote his entire working time, labor, skill, and energies to the business and affairs of the Firm.”

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3.	Base Salary. The parties agree that Section 3(c) of the Agreement is amended by deleting the first sentence of Section 3(c)(i) of the Agreement and replacing it with the following sentence:

“During the period ending on the Transition Date, subject to the Executive’s continued employment hereunder, the Executive shall be entitled to receive an annual base salary of not less than $750,000 and, effective as of the Transition Date and ending on the Specified Expiration Date, the Executive shall be entitled to receive an annual base salary of not less than $900,000 (such applicable amount, the “Base Salary”).”

4.
Application of Deferred Compensation Retirement Policy.  The parties hereby agree that each reference in Section 3(d)(v) of the Agreement to “December 31, 2025” shall be replaced with the phrase “December 31, 2028”.  In addition, the parties hereby agree that the following phrase shall be added to the end of the first sentence of Section 3(d)(v) of the Agreement:

“and the Executive is not otherwise entitled to retire pursuant to the Policy at such time in accordance with the terms thereof”

5.
Cause Definition.  The parties hereby agree that, effective as of the Transition Date, each reference to the “Firm’s Chief Executive Officer” in the definition of “Cause” in Section 3(e) of the Agreement shall be replaced with the phrase “Board of Directors of Lazard”.

6.
Good Reason Waiver and Definition.  The Executive hereby agrees that nothing provided for in this Amendment, including the Executive ceasing to serve as Chief Executive Officer of the Firm’s Financial Advisory business on the Transition Date, shall constitute “Good Reason” for purposes of the Agreement.  In addition, the parties hereby agree that clause (iv) of the definition of “Good Reason” shall be deleted and replaced with the following:

“(iv) failure of the Firm to continue, following the Specified Expiration Date, the Executive’s employment as Chief Executive Officer of Lazard and Lazard Group pursuant to an agreement (which, for the avoidance of doubt, may be in a form similar to this Agreement) having terms and conditions that are reasonable at the time of such expiration, except that, in the event the Executive rejects an offer of continued employment consistent with the foregoing, Good Reason shall not exist pursuant to this clause (iv).”

7.
Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms.  All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment.  Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.

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8.	Sections 12, 14, 15, and 16 of the Agreement shall apply to this Amendment, mutatis mutandis.

9.
This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date first above written.

LAZARD LTD

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	Chief Administrative Officer and General Counsel

LAZARD GROUP LLC
(on its behalf, and on behalf of its subsidiaries and affiliates)

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	Chief Administrative Officer and General Counsel

/s/ Peter R. Orszag
Peter R. Orszag